As filed with the Securities and Exchange Commission on March 20, 2006
Registration No. 333- 131314
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 Amendment No 2. to
FORM F-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Futuremedia Public Limited Company (Exact Name of Registrant as Specified in Its Charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	N/A (IRS Employer Identification No.)

Nile House, Nile Street Brighton, East Sussex BN1 1HW England (011 44) 12 7382 9700 (Address and telephone number of Registrant’s principal executive offices)

John A. Schwallie 118 Stetson Avenue Kentfield, California 94904 (415) 305-5689 (Name, address and telephone number of agent for service)

Please send copies of all communications to:

Mark A. Dorff, Esq. Brown Rudnick Berlack Israels LLP 8 Clifford Street London W1S 2lQ United Kingdom (011 44) 20 7851 6005

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 262(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering (2)	Amount of Registration Fee (2)
Ordinary Shares, 1 1/9 pence per share, as evidenced by American Depositary Shares (“ADSs”), as evidenced by American Depository Receipts (3)	18,346,520 ADSs	$0.24	$4,403,165.00	$471.00
Ordinary Shares, 1 1/9 pence per share, as evidenced by American Depositary Shares (“ADSs”), as evidenced by American Depositary Receipts (4)	250,000 ADSs	$0.24	$60,000.00	$6.00
Ordinary Shares, 1 1/9 pence per share, as evidenced by American Depositary Shares (“ADSs”), as evidenced by American Depositary Receipts (5)	187,500 ADSs	$0.24	$45,000.00	$5.00
Total	18,784,020 ADSs			$482.00

(1)
The amount to be registered consists of up to 18,784,020 shares of American Depositary Shares, also known as ADSs, that may be offered and sold by the selling shareholders identified in the accompanying prospectus from time to time. Pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of ADSs issuable upon mandatory or partial conversions of the Convertible Note, stock splits, stock dividends or similar transactions are covered in the 18,784,020 ADSs. The 18,784,020 ADSs also represents 19.99% of 93,967,086, the total number of ADSs outstanding as of December 19, 2005 in accordance with the Investor Registration Rights Agreement by and between us and the selling shareholders.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of our ADSs on January 24, 2006 as reported on the Nasdaq-CM.

(3)
The 18,346,520 ADSs that are being registered represent an estimate of the maximum aggregate number of shares of ADSs that could be issued in satisfaction of the conversion of the Convertible Note, calculated as follows:

(a)	A maximum of 18,346,520 ADSs would be issuable to the holder if the Convertible Note is converted by the holder thereof. Total proceeds to us from the issuance of the Convertible Note was $2,500,000. (In accordance with the Investor Registration Rights Agreement by and between us and the selling shareholders and as set forth in the “Description of Securities” section on p. 21 of this Registration Statement, 19.99% of our ADSs outstanding as of December 19, 2005 are to be registered for resale. 19.99% of 93,967,086 ADSs, the total number of ADSs issued and outstanding as of December 19, 2005, equals 18,784,020 ADSs. When (x) the 250,000ADSs representing the number of shares of our ADSs to be sold, issuable to the selling shareholders upon exercise of the outstanding Warrant at an exercise price of $0.70 per share, and (y) 187,500 fully paid and nonassessable ADSs issued to the selling shareholders are subtracted from the 18,784,020 ADSs, a maximum of 18,346,520 ADSs would be issuable upon conversion of the Convertible Note).

(4)
Represents the number of shares of our ADSs to be sold, issuable upon exercise of the outstanding Warrant at an exercise price of $0.70 per share. This number does not account for any stock splits, stock dividends or similar transactions. The Warrant becomes exercisable at any time after December 19, 2005. Currently, we have not received any proceeds from the exercise of the Warrant. If the Warrant is exercised we will receive an additional $175,000 (i.e. 250,000 ADSs multiplied by the exercise price of $0.70 per share = $175,000).

(5)	Represents the fully paid and nonassessable ADSs issued to the selling shareholders. We will not receive any additional proceeds from the issuance of the 187,500 ADSs.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated March 20, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The Resale of up to 18,784,020 Shares of Ordinary Shares, as Evidenced by American Depositary Shares, as Evidenced by American Depositary Receipts Offered by Selling Shareholders

The shareholders identified in the section of this prospectus titled “Selling Shareholders” may offer and sell from time to time an aggregate of up to 18,784,020 shares of our ADSs (i) which are issuable upon conversion of the Convertible Note and or exercise of the Warrant held by the selling shareholders and (ii) which were issued to the selling shareholders without further consideration.

This offering is not being underwritten. The ADSs offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as a principal or agent, or in privately negotiated transactions not involving a broker-dealer.

Total proceeds to us from the issuance of the Convertible Note to Cornell Capital Partners, LP on December 19, 2005 was $2,500,000.

On December 19, 2005, a Warrant for 250,000 ADSs was issued to Cornell Capital Partners, LP with an exercise price of $0.70 per share. The Warrant becomes exercisable at any time after December 19, 2005. Currently, we have not received any proceeds from the exercise of the Warrant. If the Warrant is exercised we will receive an additional $175,000 (i.e. 250,000 ADSs multiplied by the exercise price of $0.70 per share = $175,000). As a result, having already received $2,500,000 from the issuance of the Convertible Note, we may receive up to $2,675,000 of total proceeds from the issued Convertible Note and upon exercise of the Warrant.

A total of 187,500 fully paid and nonassessable ADSs were also issued to Cornell Capital Partners, LP on December 19, 2005. We will not receive any additional proceeds from the issuance of the 187,500 ADSs.

We will receive no proceeds from the sale of the ADSs by the selling shareholders. The proceeds from the Convertible Note and Warrant will be used for the continued expansion of our employee benefit program products and services and general working capital. There is no assurance that the Convertible Note will be converted or that the Warrant will be exercised.

Our Ordinary Shares are admitted for trading as American Depository Shares, also known as ADSs, and have traded since May 29, 1993 on the Nasdaq-CM (formerly the Nasdaq SmallCap Market) under the Symbol FMDAY. Each ADS represents the right to receive one of our Ordinary Shares. ADSs are evidenced by American Depository Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary of our ADR facility in accordance with the terms of a deposit agreement between us and the Depositary. On January 24, 2006 the last reported sale price of our ADSs on the Nasdaq-CM was $0.24 per share.

You should read this prospectus carefully before you invest.

Investing in the securities involves certain risks. See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated [_______], 2006

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ABOUT THIS PROSPECTUS

This prospectus covers resales of up to 18,784,020 ADSs (i) which are issuable upon conversion of the Convertible Note or exercise of the Warrant by the selling shareholders and (ii) which were issued to the selling shareholders without further consideration. The 18,784,020 ADSs consists of:

•
up to 18,346,520 ADSs, issuable if the Convertible Note is converted by the holder thereof. (In accordance with the Investor Registration Rights Agreement by and between us and the selling shareholders and as set forth in the “Description of Securities” section on p. 21 of this Registration Statement, 19.99% of our ADSs outstanding as of December 19, 2005 are to be registered for resale. 19.99% of 93,967,086ADSs, the total number of ADSs issued and outstanding as of December 19, 2005, equals 18,784,020 ADSs. When (x) the 250,000ADSs representing the number of shares of our ADSs to be sold, issuable to the selling shareholders upon exercise of the outstanding Warrant at an exercise price of $0.70 per share, and (y) 187,500 fully paid and nonassessable ADSs issued to the selling shareholders are subtracted from the 18,784,020 ADSs, a maximum of 18,346,520 ADSs would be issuable upon conversion of the Convertible Note);

•	up to 250,000 ADS issuable, upon exercise of an outstanding Warrant at an exercise price of $0.70 per share, to Cornell Capital Partners, LP; and

•	187,500 fully paid and nonassessable ADSs issued to Cornell Capital Partners, LP without further consideration.

We may add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About Us” before you invest in our ordinary shares.

All references in this prospectus to “Futuremedia” “we,” “us” and “our” are to Futuremedia Public Limited Company and its direct and indirect subsidiaries, unless the context otherwise requires.

In this prospectus and any prospectus supplement, “U.S. dollars” or “$” refers to U.S. currency, “pounds sterling,” “£”, “GBP” or “pence” refers to United Kingdom, or UK, currency, and “euro” or “€” refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union on January 1, 1999.

Solely for convenience, this Registration Statement contains translations of certain pound sterling amounts into US dollars at specified rates. These translations should not be construed as representations that the pound sterling amounts actually represent such US dollar amounts or could have been or could be converted into US dollars at the rates indicated or any other rates. Unless otherwise indicated, the translation of pounds sterling into US dollars have been made at the rate of GBP1.00 = $1.7745, the Noon Buying Rate in New York City for cable transfers in pounds sterling as certified for customs purposes, by the Federal Reserve Bank of New York (the "Noon Buying Rate") on October 31, 2005. On January 23, 2006 the Noon Buying Rate was GBP 1 = $1.7842.

FUTUREMDIA PUBLIC LIMITED COMPANY

Who We Are

Our legal and commercial name is Futuremedia Public Limited Company, also known as Futuremedia PLC.

We were incorporated in England and Wales as a private limited company in 1982.

We are domiciled in England and Wales.

Our American Depositary Shares, also known as ADSs, have traded since May 29, 1993, on the Nasdaq-CM (formerly the Nasdaq SmallCap Market) under the symbol FMDAY. Each ADS represents the right to receive one of our Ordinary Shares. Ordinary Shares refer to our Ordinary Shares of 1/9 pence each. ADSs are evidenced by American Depositary Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary, also known as the Depositary of our ADR facility, in accordance with the terms of a deposit agreement between us and the Depositary.

What We Do

Since our inception, we have striven to ensure our product offerings meet market requirements. Recognizing the potential impact on the learning market of the developments being made in Intranet and Internet environments, we started the development of our first proprietary Learning Management System, also known as LMS, called SolstraTM in 1997 together with BT Group PLC, also known as BT. We launched the first version of the product to the market in February 1998. In March 2000, we launched easycando, which was our first Internet learning portal. Today, we offer the following product and services:

•	Consultancy Services - providing a wide range of technical and practical services to help our clients establish their training needs and solutions;

•	Customer Designed Content Products - specifically designed content to meet our customer’s individual e-learning needs;

•
Learning Management Systems - including multiple elements such as: a license for ActivnaTM, hosting services, set up charges, integration and support services and content, which together enable the delivery of previously identified learning content to individual needs;

•	Blended Learning Solutions - combining elements of e-Learning, together with physical classroom or workbook based training; and

•
Employee Benefit Programs - comprising a combination of hardware, software and services, which we install at the homes of participating employees of our clients that contract with us for the provision of such services and are provided under the UK governments Home Computing Initiative scheme, also known as HCI. Participating employees can take advantage of tax incentives provided under HCI schemes, reducing the cost of purchase.

We continue to outsource a portion of our production activity and consequently the equipment we now use comprises network hardware, desktop personal computers, laptops and servers required to support our ongoing business. Where appropriate we own our capital equipment, and endeavor to maintain a program of upgrading to ensure the cost-effective provision of desktop and laptop tools to our employees. All equipment acquired for this purpose is industry-standard. For servers to support its Internet portal business, we constantly review the buy/lease options available and have in the past used both options when appropriate. This equipment is typically located in secure co-location sites.

Following the product announcement in October 2003, and the contracting in November 2003 of our first customer, Royal Mail, we have continued the successful roll out of our Employee Benefit Program which delivers HCI benefits. Since inception, we have engaged approximately 20 clients, completed approximately 30 marketing campaigns to their employees, resulting in approximately 30,000 participants.

During the year ended April 30, 2005, the UK government extended the scope of the salary sacrifice benefit program to include bicycles and childcare vouchers. Already having the infrastructure in place to accommodate this process, we added these extra items to our HCI portfolio.

In January 2005, the UK government completed their review of existing legislation affecting consumer credit, ending speculation in the market that had caused delays in potential new customers implementing their own HCI schemes.

Recent Developments

In February 2005, we acquired Open Training AB, one of the leading e-Learning companies in Sweden, in order to expand our coverage in the e-Learning market and capitalize on synergies between Open Training AB and us. The major benefit arising from the acquisition is the access that we will gain to Open Training AB’s Learngate software product, which will form the basis of a replacement for our own LMS, Aktivna, which would otherwise have to be enhanced at considerable expense to remain competitive in the marketplace. Open Training AB’s customers include: Ericsson, Manpower, Pfizer, Saab, SAS, Scania and Volvo, making them a high profile e-Learning supplier in Sweden. During the past six months, Open Training AB has increased sales compared with the same period last year, with its highest monthly sales in October 2005. Open Training AB’s business is growing in both custom learning design and in products, with orders from both existing and new customers.

Subsequent to our fiscal year end of April 30, 2005, in May 2005, recognizing that we had too large an infrastructure relative to the revised revenue expectations announced in February 2005, we implemented a series of cost reductions, including headcount reductions, which will yield benefits in fiscal 2006.

Since January 2005, we have added several new members of management and have appointed additional independent directors to our Board of Directors. Leonard M. Fertig, who joined our Board of Directors in August 2004, became CEO in January 2005. Mark Wilsher joined us as Chief Financial Officer in March 2005 but left this position effective January 1, 2006. Also in March 2005, John Schwallie, Michael Pilsworth and Michiel Steel were appointed as members of our Board of Directors. In December 2005, Stephen Oliver joined the Company and currently serves as Interim Chief Financial Officer.

Subsequent to the year end, in July 2005, we announced the launch of our Home Computing 2005 product, also known as HC2005, to the UK market. Designed to bring additional benefits to corporations and institutions and provide greater flexibility to employees, HC2005 sets the standard for the delivery of products and services under the UK government’s Home Computing Initiative, also know as HCI, and the full suite of salary sacrifice programs in the UK.

In addition to providing convenient access to HCI services, as well services offered under the tax-advantage bicycle and childcare voucher programs in the UK, HC2005’s enhancements include a new online shopping portal, home visits from personal computer trainers and optional self-installation. HC2005’s new online shop will offer additional computer hardware and software products, as well as computer consumable, stationery and other related goods. Our HCI clients’ employees are given a GBP 50 voucher, with the chance to save even more in our virtual shop. Our HCI clients’ employees have the flexibility to sign-up for HC2005 24 hours a day, seven days a week. HC2005 will be included in the Employee Benefit Programs segment of our business for management and review purposes.

Since January 2005, we have executed agreements with 20 new companies to provide HCI services, up from our prior total of 10 at the end of calendar year 2004. Among our 20 new customers are Compass Group plc; Dyson Limited, Network Rail, Natural History Museum, and Hitachi Automotive Systems. We are also the preferred HCI partner of the London Connects consortium. The new contracts in calendar year 2005 have increased our access to 442,287 eligible employees, up from 282,561 at the end of calendar year 2004, reflecting an increase of 159,726 eligible employees to which we have access. This access has also increased the total number of employee homes utilizing our HCI services to 37,204, up from 25,915 at the end of calendar year 2004, reflecting an increase of 11,289 employee homes utilizing our HCI services. Furthermore, the new contracts in calendar year 2005 have resulted in 3,150 homes participating in our tax-free child care and bicycle initiatives.

Subsequent to year end, our e-learning business further developed its capabilities. Focusing on the development and management of online communities enabled us to achieve additional revenues from Barclays Wealth Academy, Crown Prosecution Services and BUPA UK Membership. We also added Wine Network Inc. as a client for which we will develop an additional product for its marketplace. Since January 2005, our total number or e-learning clients increased to 32, up from 14 at the end of calendar year 2004, reflecting an increase of 18 new clients.

In conjunction with the launch of HC2005, we also unveiled our new corporate branding around the theme Work Smart Live Smart. The revitalized brand positions us as a learning and lifestyle company that enables consumers to improve their lives both at home and at work, and is reflected in a new Futuremedia logo, Web site (www.futuremedia.co.uk) and marketing materials.

Subsequent to the year end, on July 21, 2005, we entered into a private placement with M.A.G. Capital, LLC (formerly Mercator Advisory Group, LLC), through its designated funds, Monarch Pointe Fund, Ltd, Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP, collectively, known as M.A.G., to provide us financing in the amount of $4,000,000. The investment was made via a Convertible Debenture that is convertible (subject to certain terms and conditions) into ADSs of the Company. The conversion rate is based on the volume weighted average price of the Company’s ADSs for the five trading days prior to July 13, 2005, the date that the Company entered into a term sheet with M.A.G. for the investment. The Convertible Debenture bears interest at an annual rate equal to the greater of 8.5% or Wall Street Journal Prime Rate plus 3%, but in no event greater than 10%. We also issued warrants to the investors covering an aggregate of 6.2 million ADSs with an exercise price of $0.61 per share. The agreement with M.A.G also provides for an additional $2,000,000 of funding that may be available at our request provided that we achieve certain performance benchmarks. Net proceeds to us from the M.A.G. investment were approximately $3,800,000. We also issued warrants to purchase 411,692 ADSs to our financial adviser on the investment, on substantially the same terms as the warrants issued to the investors.

In accordance with the Convertible Debentures issued to M.A.G. on July 21, 2005, we made our monthly principal payments for October 2005 and November 2005 of $333 thousand each by issuing ADSs in place of cash payments. We issued 700,680 ADSs in October 2005 and 856,986 ADSs in November, 2005 respectively. Because we did not meet the average daily dollar trading volume requirements for November 2005, as an inducement for M.A.G. to waive the volume limitation, the ADSs issued for the November 2005 payment were issued at a 15% discount rather than the 12% discount that would otherwise apply.

On December 19, 2005, we entered into a private placement with Cornell Capital Partners, LP, to provide us financing in the amount of $2,500,000. The investment was made via a Convertible Note that is convertible (subject to certain terms and conditions) into ADSs of the Company. The conversion rate shall be equal to the lesser of (a) $0.525 or (b) an amount equal to ninety five percent (95%) of the lowest volume weighted average price of the ADSs, as quoted by Bloomberg, LP, for any period of three (3) consecutive trading days during the thirty (30) trading days immediately preceding the conversion date which may be adjusted pursuant to other terms of the Convertible Note. The Convertible Note bears interest at an annual rate equal to ten percent (10%) for the period of one (1) year following December 19, 2005. Commencing on December 19, 2006, interest shall accrue on the outstanding principal balance at an annual rate equal to eight percent (8%). Commencing on December 19, 2007, interest shall accrue on the outstanding principal balance at an annual rate equal to seven percent (7%). The Convertible Note matures on December 19, 2008. We also issued a Warrant to Cornell Capital Partners, LP covering an aggregate of 250,000 ADSs, with an exercise price of $0.70 per share. The Warrant expires on December 19, 2010. Net proceeds to us from the Cornell Capital Partners, LP investment were approximately $2,312,510. The agreement with Cornell Capital Partners, LP also provided for Cornell Capital Partners, LP to receive 187,500 ADSs without further consideration. We also paid Yorkville Advisors Management, LLC, the investment manager for Cornell Capital Partners, LP a one-time commitment fee of $187,500.

On January 13, 2006, we extended our agreement with the shareholders of EBC to complete the acquisition of that company as previously announced on December 20, 2005, subject to approval by our shareholders. EBC is one of the leading e-learning companies in the United Kingdom. At the time, we believed that extension of the agreement was necessary to allow time for our shareholders to approve the EBC acquisition and related Cornell Capital Partners, LP financing as noted in our release on Form 6-K filed with the Securities and Exchange Commission on December 20, 2005 (File No. 000-21978). The purchase price for EBC will be GBP 4.45 million ($7.87 million), consisting of a combination of cash (GBP 3.75 million, $6.64 million) and our ADSs (valued at GBP 700,000, $1.24 million). The number of our shares will be based on the average closing price of our ADSs for the 20 trading days prior to closing. As previously announced, subject to certain conditions, Cornell Capital Partners, LP has committed to provide financing of up to $7.5 million for the cash portion of the purchase price.

While we previously announced that shareholder approval would be needed to complete the EBC acquisition, we have determined, and confirmed with Nasdaq, that due to our status as a foreign registrant, shareholder approval is not required under the Nasdaq rules as long we comply with the rules and regulations of our country of incorporation. We are negotiating with EBC and Cornell Capital Partners, LP to proceed with closing the EBC acquisition without shareholder approval. We cannot provide any assurances that we will be successful in these negotiations.

We are also negotiating with Cornell Capital Partners, LP and other third parties on the terms of the $7.5 million financing in connection with the EBC acquisition. We expect the investment to be in the form of secured convertible debt securities with a conversion price based on the market price of our ADSs at the time of closing of the financing. We also anticipate that the conversion price of these notes will be subject to adjustment for reductions in the market price of our ADSs, similar to the adjustment provisions of the Convertible Notes. The securities will be secured by a senior lien on all or a substantial portion of our assets. We also expect that we may be required to issue additional ADSs and warrants to purchase ADSs in connection with this transaction. We cannot provide any assurances that we will be able to negotiate the additional financing on terms that are commercially acceptable to the Company.

 On January 18, 2006 we announced that we had received a letter from The Nasdaq Stock Market notifying us that for ten consecutive trading days our market value of listed securities has been below $35,000,000 as required for continued listing by Marketplace Rule 4320(e)(2)(B)(ii), also known as the Rule. We have until February 13, 2006, to regain compliance regarding the market value criteria. If, at any time before February 13, 2006, the market value of listed securities of our ADSs is $35,000,000 or more for a minimum of 10 consecutive trading days, the Nasdaq staff will determine if we comply with the Rule. If compliance cannot be demonstrated by February 13, 2006, the Nasdaq staff will provide written notification that our securities will be delisted. In the letter, Nasdaq also notified us that we did not currently satisfy the alternate standards for continued listing under the Marketplace Rules 4320(e)(2)(B)(i) or 4320(e)(2)(B)(iii), which require minimum stockholders' equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

On February 16, 2006, we announced that we had received notice from The Nasdaq Stock Market (a Staff Determination Letter) advising us that our securities are subject to delisting based upon our failure to comply with Nasdaq Marketplace Rule 4320(e)(2)(B), which requires a market value of listed securities of at least $35,000,000 or, in the alternative, $2,500,000 in shareholders' equity or $500,000 in net income in the last fiscal year or in two of the last three fiscal years. We have requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination (which will stay the delisting) and to request the continued listing of our ADSs on The Nasdaq Stock Market pending our compliance with the alternative requirement of $2,500,000 in shareholders' equity. We are currently considering a range of strategic opportunities and potential steps to ensure our ongoing compliance with Nasdaq’s continued listing requirements. We intend to provide further updates regarding the status of these matters at such time as additional information is available.

On March 9, 2006, we announced that our hearing before a Nasdaq Listing Qualifications Panel has been scheduled for Thursday, March 23, 2006.

Where We Are Located

Our principal executive offices are located at Nile House, Nile Street, Brighton, East Sussex, BN1 1HW, England.

Our telephone number is + 44 (0) 1273 829700, and our fax number is +44 (0) 1273 829702.

Further information on us is also available at www.futuremedia.co.uk.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus before deciding to invest in our ADSs. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. This prospectus and statements that we may make from time to time may contain forward-looking information. We cannot assure that actual results will not differ materially from our expectations, statements or projections. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

Risks Relating to Our Financial Condition

We have a history of significant loses and may not be profitable in the future.

For the six months ended October 31, 2005, we have reported net losses of GBP 2,415,000 ($4,285,000). For the fiscal year ended April 30, 2005 we have reported net losses of GBP3,958,000 ($7,550,000) on revenues of GBP15,651,000 ($29,854,000). For the fiscal year ended April 30, 2004, we have reported net losses of GBP1,662,000 ($2,922,000) on revenues of GBP18,661,000 ($33,103,000). For the Fiscal year ended April 30, 2003, we have reported net losses of GBP1,088,000 ($1,913,000)on revenues of GBP1,342,000 ($2,360,000). We have experienced significant cash constraints on our operations during these years. Our Employee Benefit Programs, launched in October 2003, continues to make the major contribution to the income statement, generating GBP14,036,000 million ($26,774,000) of revenues and GBP1,033,000 ($1,970,000) of gross margin contribution in fiscal 2005, compared to GBP17,366,000 ($30,806,000) of revenues and GBP2,120,000 ($3,762,000) of gross margin contribution in fiscal 2004. We may continue to operate at a loss for the foreseeable future and we cannot estimate when or if we will achieve profitability. If we continue to have operating losses, there is no certainty that we will have the financial resources to continue in business.

We may be unable to obtain additional financing on terms satisfactory to us, if at all.

As of October 31, 2005, we had working capital deficit of GBP 3,806,000 ($6,752,000). We believe the proceeds from our private placement of convertible debentures and warrants on July 21, 2005 and our private placement of a convertible note and warrant on December 19, 2005, together with cash generated from its operations, will be adequate to fund our present level of operations through December 31, 2006. However, we cannot provide any assurances that this will be the case. If cash generated from operations does not meet our expectations, we may not have sufficient working capital to support all of our operations and we may be required to seek additional financing. In such case, we may be unable to obtain additional financing on terms satisfactory to us, if at all. In the event we are unable to procure any additional financing or identify strategic alternatives, we may be forced to materially curtail or cease operations.

Risks Relating to Our Business Generally

The loss of one or more of our significant customers could harm our business and prospects.

For the six months ended October 31, 2005 and for the fiscal year ended April 30, 2005, our two largest customers together represented approximately 70% and 82%, respectively, of our gross sales. The loss of either of these major customers could have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon the UK Government Home Computing Initiative which may change or be withdrawn.

Most of our revenues derive from the implementation of our Employee Benefit Programs, which take advantage of the UK Government’s Home Computing Initiatives, also known as HCI, aimed at raising computer literacy within the UK. Under such schemes, individuals may purchase tax deductible home computing equipment, which not only spreads the cost over three years, but also reduces the individual’s income tax liability. The UK Government launched its HCI initiative in 1999, with a re-launch in January 2004 to re-energize the program. Since the re-launch, the market has rapidly grown as the benefits to individuals and their employers become better understood. The government has similarly allowed the tax deductible purchase of bicycles, childcare vouchers and mobile phones, and also clarified the legal relationship of HCI schemes with existing consumer legislation during the late summer of 2004. The ultimate success, however, of these schemes is determined by the takeup of the offering by the employees of our clients. These takeup rates have been extremely difficult to predict, and there is no assurance that every scheme will be financially successful for us, though every effort is made to evaluate the potential level of participation before each client is engaged. The continued existence and development of HCI is dependent on the strategy and policies of the UK government. There can be no assurance that such initiatives will continue at all or in a manner that will enable us to successfully develop and market our products and services. Any discontinuation or material change in HCI or in the UK Government’s strategy with respect to tax-favored employee benefit programs could harm our business.

We may not be able to compete successfully.

The HCI and net-based learning businesses evolve rapidly and are subject to rapid technological change. We currently compete both with smaller UK based companies as well as larger multinational firms in the development and implementation of net-based learning products and the offering of programs under the HCI. Some of these competitors are more established, better capitalized and have a better market position than us.

In addition, these competitors may have the ability to respond more quickly to new or emerging technologies, may adapt more quickly to changes in customer requirements and may devote greater resources to the development, promotion and sale of their products and services than us. We may also have a cost disadvantage compared to competitors who have greater direct buying power from suppliers or who have lower cost structures.

The sales cycle for our products, marketed toward corporate customers, is lengthy and there is no guaranty of resulting sales.

A substantial portion of our revenues are derived from sales of our products and services to large corporate customers and public sector organizations that often use our products through HCI, whereby we provide products and services directly to customers’ employees, in their own homes. Customers demand highly reliable products and services to be provided to their employees, and often implement a lengthy selection process in order to determine the successful supplier. This process can take up to several months before our customers commit to purchase. Such selection processes are commonly based on us providing access to demonstration material based on existing solutions produced for other customers and frequently require significant pre-sales activity.

The sales volume of some of our hosted and Employee Benefit Programs are significantly dependent on acceptance and adoption of the product by our customers’ employees. Some of our customers may also source third party e-Learning content products that compete with our products. These customers could give higher priority to the use of competing products. Some of our customers do not have exclusive or long-term purchase obligations with us. The failure of customers to decide to purchase our products after we spend significant marketing resources and the possibility that customers may source third party competing products could harm our business.

The marketing and sales cycle for our products is lengthy. Some of our customers contract for delivery of solutions over a period of up to three years. The continuation of such contracts depend on the continued acceptance of the product by the customer’s employees, and discontinuation of such contracts could have a material adverse impact on our business, financial condition and results of operations. Additionally, the time lag from initiation of marketing efforts to final sales can be lengthy and expensive and there is no guaranty that the expenditure of significant time and resources will results in sales.

Our business could be harmed if we are unable to protect our proprietary technology.

We have no patents with respect to our product design or production processes.

In choosing not to seek patent protection, we instead have relied on the complexity of our technology, our trade secret protection policies, common law trade secret laws, copyrights, and confidentiality and/or license agreements entered into with our employees, suppliers, sales agents, customers and potential customers.

As a part of our trade secret protection policies, we try to limit access to, and distribution of, our software, related documentation and other proprietary information. We cannot assure that such strategy will prevent or deter others from using our products to develop equivalent or superior products or technology, or from doing so independently.

Further, we cannot assure that we will seek or obtain patent protection for future technological developments or that any patents that may be granted in the future would be enforceable or would provide us with meaningful protection from competitors.

Moreover, litigation by us to enforce or defend our proprietary rights could result in significant expense and divert the efforts of our technical and management personnel, whether or not such litigation results in a favorable outcome for us. In order to avoid expense or diversion of resources, we could agree to enter into a license agreement or other settlement arrangement, notwithstanding our continuing belief in our position.

Our business would be harmed if our products and technology infringe on the intellectual property rights of others.

We cannot assure that our products do not, and that our proposed products will not, infringe any patents or rights of others. If a patent infringement claim is asserted against us, whether or not we are successful in defending such claim, the defense of such claim may be very costly. While we are unable to predict what costs would be incurred if we were obliged to devote substantial financial or management resources to patent litigation, our ability to fund our operations and to pursue our business goals may be substantially impaired.

If we fail to renew critical licensing arrangements our business and prospects could be harmed.

We market a number of products under license from several suppliers and under varying terms of exclusivity and tenure. While we believe that these licensing arrangements will continue and, if considered in our best interest, will be renewed, we cannot assure that licenses will be extended with us on satisfactory terms, if at all. While we believe that the failure to extend licensing arrangements with respect to one or a small number of products would not substantially affect us, the failure to renew a significant number of the present licenses could have an adverse effect on the future profitability of our business and prospects.

Our business could be harmed if our products contain undetected errors or defects or do not meet customer specifications.

We are continuously developing new products and improving our existing products. Newly introduced products can contain undetected errors or defects. In addition, these products may not meet customer performance specifications under all conditions for all applications. If, despite our internal testing and testing by our customers, any of our products contains errors or defects or any of our products fail to meet customer specifications, then we may be required to enhance or improve those products or technologies. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction, negative publicity or legal claims and could harm our business and prospects.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq-CM (formerly the Nasdaq SmallCap Market) rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Our business may be harmed by acquisitions we may complete in the future.

We may pursue potential acquisitions of businesses, products or technologies. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management’s attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operation and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline, and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant resources that would otherwise be available for the ongoing development or expansion of our existing business.

Risks Related to the e-Learning Market

Our future success will depend upon the highly volatile and unpredictable e-Learning market.

Revenues derived from the sale of our e-Learning solutions are directly or indirectly related to spending and investment plans of large corporate businesses and public sector organizations on net-based learning technologies and associated services. These large businesses and public sector organizations may be subject to significant fluctuations as a consequence of general economic conditions, industry patterns or other factors affecting such spending and investment. Expenditures for products and services such as ours are directly affected by these fluctuations. We expect that our operations will continue to depend on these factors. Fluctuations, downturns or slowdowns in these large businesses could have a material adverse effect on our business, financial condition and results of operations.

Seasonal fluctuations in the market may create periodic rises in expenses or falls in demand which would be difficult to offset.

The demand for our products is generally expected to be stronger in the second half of the fiscal year (which ends on April 30) and weaker in the first half due to seasonal buying patterns in the UK and the rest of Europe, as well as the seasonality created by the timing of the client-internal marketing campaigns for Employee Benefit Program products, which tend to peak in the third fiscal quarter, with deliveries scheduled by Christmas. The shifts in demand for our products may make it difficult to plan delivery capacity and business operations efficiently. If demand is significantly below expectations we may be unable rapidly to reduce fixed costs, which can diminish gross margins and cause losses. A downturn in demand may also leave us with excess inventory, which may be rendered obsolete or overvalued as products evolve during the downturn and demand shifts to new products or prices fall. Conversely, in upturns in demand, we may incur expenses to expedite delivery of products, procure scarce components and outsource additional manufacturing processes. These expenses could reduce our gross margins and overall profitability. Any of these results could seriously harm our business, financial condition and results of operations.

The markets for our products are in the early stage of development.

The markets for most of our products, particularly our HCI products, are at a relatively early stage of development and customer acceptance. Broader acceptance of our products will depend on customer and end-user reaction to those products and the price and performance of our products and our competitors' products. We believe that the development of these markets will, in part, depend on the success of our efforts to inform and demonstrate to our customers the perceived efficacy of our products. According to research undertaken by the UK’s Employee Benefits Association, published in July 2005, into voluntary benefit schemes, approximately 34% of respondents already offer home computing schemes, with a further 35% still planning to add home computers to their existing benefits offering. However, these markets may never develop further and our products may not achieve broader market acceptance, which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon our ability to adapt to rapid changes in products, technology and customer requirements.

Our business will be significantly influenced by technological changes and innovations. The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products. We have historically derived a significant portion of our revenues from the sale of new and enhanced products. Our future success will depend upon our ability to enhance our existing products and to source, develop and introduce, on a timely and cost-effective basis, new competitive products with features that meet changing customer requirements and address technological developments.

Our products could be rendered obsolete by new customer requirements or the emergence of new technologies. Our failure to develop, manufacture and sell new products and product enhancements in quantities sufficient to offset a decline in revenues from existing products or to manage product transitions successfully would have a material adverse effect on our business, financial condition and results of operations.

As new products are introduced, we must attempt to monitor closely the range of our products to be replaced and to phase out their production and distribution in a controlled manner. There can be no assurance, however, that such product transitions will be executed without adversely affecting overall product sales or that we will be successful in identifying, developing, and marketing new products or enhancing our existing products.

The development of new products has required, and will continue to require, that we spend significant financial and management resources. Our business would be materially adversely affected if we were to incur delays in developing new products or enhancements or if such products or enhancements did not gain market acceptance. In addition, there can be no assurance that products or technologies developed by one or more of our present or potential competitors could not render obsolete both our present and future products.

There is no assurance that the useful life of any product will be long enough to enable us to recover its development costs. In addition, sales of certain of our products generally may tend to decline over time unless the products are enhanced or repackaged.

Risks Related to the Market for Our Securities

The market price of our ADSs have been and may continue to be volatile.

The market price of our ADSs has been and may continue to be highly volatile. Consequently, the current market price of our ADSs may not be indicative of value. We believe that a variety of factors could cause the price of our ADSs to fluctuate including:

•    announcements and rumors of developments related to our business, or the industry in which we compete;

•    quarterly fluctuations in our actual or anticipated operating results;

•    changes in regulations and other factors relating to the UK Government’s Home Computing Initiatives;

•     general conditions in the e-Learning market;

•    new products or product enhancements by us or our competitors;

•    announcements of technological innovations;

•    developments in our relationships with our customers and suppliers; and

•    general conditions in the worldwide economy.

Our ADSs may be affected by limited trading volume and may fluctuate significantly in price.

Our ADSs are currently traded on the Nasdaq-CM. Trading in our ADSs has been limited. As a result, our shareholders may be unable to sell our ADSs in short time periods, or possibly at all. The average daily trading volume of our ADSs in December 2005 was 1,323,383 shares. The high and low bid price of our ADSs for the last two years has been $2.80 and $0.30 respectively. Our ADSs have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ADSs without regard to our operating performance.

We may issue additional securities which may be dilutive to our stockholders.

As of January 23, 2006, we presently have outstanding options pursuant to which an aggregate of 7,696,899 ADSs may be issued upon exercise thereof. We also presently have up to an aggregate of 37,046,020 ADSs issuable upon conversion and exercise of the Convertible Debentures and Warrants issued to M.A.G. on July 21, 2005 and the Convertible Note and Warrant issued to Cornell Capital Partners, LP on December 19, 2005. In addition, we issued an additional warrant to purchase up to 411,692 ADSs. The “Description of Securities” section of the prospectus on Form 424B3, File No. 333-128173, relating to our Form F-3, as filed with the Securities and Exchange Commission on October 18, 2005 provides you with more information about the Convertible Debentures and Warrants issued to M.A.G. The "Description of Securities" section of this prospectus provides you with more information about the Convertible Note and Warrant issued to Cornell Capital Partners, LP. The issuance of any additional ADSs, whether upon the exercise of derivative securities, including options, warrants or debentures, in connection with a financing or otherwise, including additional ordinary shares issuable as a consequence of any anti-dilution provisions set forth in the instruments evidencing such derivative securities, would reduce the proportionate ownership and voting power of then-existing shareholders.

We may not be able to continue to satisfy the applicable standards for continued listing on the Nasdaq-CM Market.

Our ADSs are currently traded on the Nasdaq-CM. No assurance can be given that an orderly trading market will be sustained in the future. Also, Nasdaq requires that, in order for a company's securities to continue to be listed on the Nasdaq-CM, the company must maintain either a minimum stockholders’ equity of $2,500,000, market capitalization of $35,000,000 or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. We had unaudited negative stockholders’ deficit of approximately $5,200,000 at November 30, 2005, net loss for the six months ended October 31, 2005 of $4,285,000, net loss for the financial year ended April 30, 2005 of $7,550,000 and a market capitalization of $23,802,942 on January 23, 2006.

On February 16, 2006, we announced that we had received notice from The Nasdaq Stock Market (a Staff Determination Letter) advising us that our securities are subject to delisting based upon our failure to have a market value of listed securities of at least $35,000,000 or, in the alternative, $2,500,000 in shareholders' equity or $500,000 in net income in the last fiscal year or in two of the last three fiscal years. We have requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and to request the continued listing of our ADSs on The Nasdaq Stock Market pending our compliance with the alternative requirement of $2,500,000 in shareholders' equity. We can provide no assurance that the Panel will grant our request for continued listing, that we will be able to meet the alternative shareholders’ equity requirement, or that our ADSs will not be delisted from the Nasdaq-CM.

In addition, effective May 29, 2006, the continued listing of our ADSs will be subject to a $1.00 minimum bid price. On January 23, 2006, the last bid price for our ADSs was $0.25. The failure to meet these listing maintenance criteria in the future may result in the delisting of our ADSs from the Nasdaq-CM. There can be no assurances that we will be able to continue to satisfy the applicable standards for continued listing on the Nasdaq-CM. A failure to maintain such listing could have a material adverse effect on our business and financial condition and on the liquidity and market value of the ADSs.

Our ADSs may become subject to penny stock regulation.

In the event our ADSs are delisted from the Nasdaq-CM, our ADSs may become subject to the "penny stock" rules of the United States Securities and Exchange Commission, also known as the Commission. A "penny stock" is generally an equity security with a market price of less than $5.00 per share which is not quoted through (i) the Nasdaq system; (ii) a national securities exchange in the US; or (iii) a national securities exchange in the US that has been continuously registered since April 20, 1992 and that has maintained initial and continued listing standards that are substantially similar to or stricter than the listing standards that were in place at that exchange on January 8, 2004. Due to the risks involved in an investment in penny stocks, US securities laws and regulations impose certain requirements and limitations on broker/dealers who recommend penny stocks to persons other than their established customers and accredited investors, including making a special written suitability determination for the purchaser, providing purchasers with a disclosure schedule explaining the penny stock market and its risks and obtaining the purchaser's written agreement to the transaction prior to the sale. These requirements may limit the ability of broker/dealers to sell penny stocks. Also, because of these requirements and limitations, many broker/dealers may be unwilling to sell penny stocks at all. In the event we become subject to the Commission's rules relating to penny stock, the trading market for the ADSs may be materially adversely affected.

Risks Associated with Operations in the United Kingdom

Our international sales could be adversely affected by changes in domestic and foreign trade regulations.

While we sell non-UK-produced products, we generally purchase them from associates of foreign suppliers. Our ability to remain competitive with respect to the pricing of the imported components could be adversely affected by increases in tariffs or duties, currency fluctuations, changes in trade treaties, strikes in air or sea transportation, and possible future European legislation with respect to pricing and import quotas on products from non-EU countries. Our ability to be competitive in or with the sales of imported components also could be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations.

Fluctuations in the exchange rates of European currencies and the other foreign currencies in which we conduct business, in relation to the U.S. dollar, have harmed and could continue to harm our business and prospects.

A majority of our revenues to date have been received in pounds sterling and we maintain our financial statements in pounds sterling. However, revenues and proceeds of funding activities are sometimes received in US dollars, euros and other European currencies, which are translated into pounds sterling as our functional currency. Fluctuations in the value of the pound sterling against the US dollar, euro and other European currencies have caused, and are likely to cause, amounts translated into pounds sterling to fluctuate in comparison with previous periods. We currently do not engage in any hedging transactions that might have the effect of minimizing the consequences of currency exchange fluctuations. Fluctuations in exchange rates may adversely affect the reported results of our operations.

English courts may not enforce judgments rendered outside England.

We are incorporated under English law. The rights of holders of the ADSs are largely governed by English law, including the Companies Act 1985, and by our Memorandum and Articles of Association. These rights differ in certain respects from the rights of shareholders in typical US corporations. Although certain provisions of English law resemble various provisions of the corporation laws of the United States and other European countries, principles of law relating to such matters as the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in another country. Also, English employment law imposes substantial severance obligations on companies. Additionally, all of our assets are located in the United Kingdom. Most of our executive officers and directors, and certain of the experts named herein are not residents of the United States, and all or substantial portions of the assets of such persons are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or to enforce against such persons or us any judgments of United States courts predicated upon the civil liability provisions of the securities or other laws of the United States.

FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.”

You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Various factors discussed in this prospectus, including, but not limited to, all the risks discussed in “Risk Factors,” and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents.

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

CAPITALIZATION

The following table describes our capitalization as of November 30, 2005 on an actual basis.

This table should be read together with our consolidated financial statements and the notes to those financial statements that are incorporated by reference and which have referenced on page 28.

As of November 30, 2005
Actual
(in thousands)
Cash and cash equivalents	$941
Long-term debt--less current portion	$ Nil
Shareholders' equity:
Ordinary shares	$1,779
Additional paid-in capital	$35,708
Deferred compensation	$ Nil
Accumulated other comprehensive loss	$(255
Receivable from stock subscription	$(31
Accumulated deficit	$(42,419
Total shareholders' deficit	$(5,217
Total capitalization	$44,693

We have not included an “As Adjusted” column because we will receive no proceeds from the sale of ADSs by selling shareholder.

USE OF PROCEEDS

We will not receive any proceeds from sale of ADSs by the selling shareholder. However, the ADSs covered by this prospectus that are registered for resale by the selling shareholders (i) are issuable upon conversion of Convertible Note and or the exercise of the Warrant and (ii) were issued to the selling shareholders without further consideration.

We will not receive any additional proceeds from the 187,500 ADSs issued to the selling shareholder on December 19, 2005.

We have received total proceeds of $2,500,000 from the issuance of the Convertible Note. We may also receive additional cash consideration of up to $175,000 in connection with the exercise of the Warrant (i.e. 250,000 ADSs multiplied by the exercise price of $0.70 per share = $175,000). The Warrant is exercisable any time after December 19, 2005. Therefore, we may receive up to $2,675,00 of total proceeds from the issued Convertible Note and upon exercise of the Warrant.

Any such proceeds will be used for the continued expansion of our employee benefit program products and services and general working capital.

THE OFFERING

This prospectus relates to the offer and sale by our selling shareholders during the period in which the Registration Statement containing this prospectus is effective up to 18,784,020 ADSs consisting of:

•
up to 18,346,520 ADSs, issuable if the Convertible Note is converted by the holder thereof. (In accordance with the Investor Registration Rights Agreement by and between us and the selling shareholders and as set forth in the “Description of Securities” section on p. 21 of this Registration Statement, 19.99% of our ADSs outstanding as of December 19, 2005 are to be registered for resale. 19.99% of 93,967,086ADSs, the total number of ADSs issued and outstanding as of December 19, 2005, equals 18,784,020 ADSs. When (x) the 250,000ADSs representing the number of shares of our ADSs to be sold, issuable to the selling shareholders upon exercise of the outstanding Warrant at an exercise price of $0.70 per share, and (y) 187,500 fully paid and nonassessable ADSs issued to the selling shareholders are subtracted from the 18,784,020 ADSs, a maximum of 18,346,520 ADSs would be issuable upon conversion of the Convertible Note);

•	up to 250,000 ADS issuable, upon exercise of an outstanding Warrant at an exercise price of $0.70 per share, to Cornell Capital Partners, LP; and

•	187,500 fully paid and nonassessable ADSs issued to Cornell Capital Partners, LP without further consideration.

The ADSs offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the ADSs they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Shareholders” “Plan of Distribution” and “Description of Securities”.

We will receive no proceeds from the sale of ADSs by the selling shareholders. The registration of ADSs pursuant to this prospectus does not necessarily mean that any of those ADSs will ultimately be offered for sale by the selling shareholders.

December 2005 Private Placement

On December 19, 2005, we entered into an agreement to provide us $2,500,000 in financing through the sale of a Convertible Note and Warrant. The financing was completed in a private placement with Cornell Capital Parntners, LP, also known as Carnell. We received the $2,500,000 on December 19, 2005. No funds are held in escrow.

The Convertible Note by and between Cornell and us, dated December 19, 2005, also known as the Note, is convertible at any time after December 19, 2005 into our ADSs determined by dividing the outstanding amount of the Note to be converted by the conversion price at the time of the conversion. The conversion price is equal to the lesser of (a) $0.525 or (b) an amount equal to ninety five percent (95%) of the lowest volume weighted average price of the ADSs, as quoted by Bloomberg, LP, for any period of three (3) consecutive trading days during the thirty (30) trading days immediately preceding the conversion date which may be adjusted pursuant to other terms of the Note.

The Note bears interest at an annual rate equal to ten percent (10%) for the period of one (1) year following December 19, 2005. Commencing on December 19, 2006, interest shall accrue on the outstanding principal balance at an annual rate equal to eight percent (8%). Commencing on December 19, 2007, interest shall accrue on the outstanding principal balance at an annual rate equal to seven percent (7%). The Note matures on December 19, 2008.

We are to file this Registration Statement with the Securities and Exchange Commission no later than forty five (45) days from December 19, 2005. If we are unable to have this Registration Statement declared effective within ninety (90) days following its filing with the Securities and Exchange Commission or sales cannot be made pursuant to this Registration Statement (whether because of our failure to keep this Registration Statement effective, our failure to disclose such information as is necessary for sales to be made pursuant to this Registration Statement, our failure to register sufficient ADSs, or otherwise) then as partial relief for the damages to any holder of registrable securities by reason of any such delay in or reduction of its ability to sell the underlying ADSs (which remedy shall not be exclusive of any other remedies at law or equity) ,we shall pay liquidated damages to the holder, at the holder’s option, either a cash amount or a number of our ADSs, after demand therefore, equal to two percent (2%) of the liquidated value of the Note outstanding as liquidated damages for each thirty (30) day period (or pro rata part thereof) after the scheduled deadline for having this Registration Statement declared effective.

As part of the Cornell financing, on December 19, 2005, we issued a Warrant to Cornell, also known as the Warrant, covering an aggregate of up to 250,000 ADSs with an exercise price of $.070 per share, which shall become exercisable at any time after December 19, 2005. The Warrant matures on December 19, 2010.

The agreement with Cornell also provided for Cornell to receive 187,500 fully paid and nonassessable ADSs without further consideration. We also paid Yorkville Advisors Management, LLC, the investment manager for Cornell a one-time commitment fee of $185,500.

Information on Outstanding Shares

The authorized capital stock of the Company consists of 250,000,000 ADSs, par value 1 1/9 pence, and 2,000,000 shares of Preferred Stock, par value 2 pence.

Prior to consummation of the $2,500,000 financing through the sale of the Note and the issuance of the Warrant to Cornell, we had 93,967,086 ADSs issued and outstanding and zero shares of Preferred Stock issued and outstanding. On January 4, 2006, we issued an additional 1,057,181 ADSs to M.A.G. As of January 23, 2006, taking into account the 187,500 ADSs issued to Cornell as part of the Cornell financing, we had an aggregate of 95,211,767 ADSs issued and outstanding. After closing of the Cornell financing, up to an additional 18,784,020 ADSs may be offered by Cornell for resale.

Up to an additional 18,784,020 ADSs may be offered by Cornell because (i) up to 18,346,520 ADSs are issuable if the Convertible Note is converted by the holder thereof. (In accordance with the Investor Registration Rights Agreement by and between us and the selling shareholders and as set forth in the “Description of Securities” section on p. 21 of this Registration Statement, 19.99% of our ADSs outstanding as of December 19, 2005 are to be registered for resale. 19.99% of 93,967,086 ADSs, the total number of ADSs issued and outstanding as of December 19, 2005, equals 18,784,020 ADSs. When (x) the 250,000 ADSs representing the number of shares of our ADSs to be sold, issuable to the selling shareholders upon exercise of the outstanding Warrant at an exercise price of $0.70 per share, and (y) 187,500 fully paid and nonassessable ADSs issued to the selling shareholders are subtracted from the 18,784,020 ADSs, a maximum of 18,346,520 ADSs would be issuable upon conversion of the Convertible Note); (ii) up to 250,000 ADSs are issuable upon exercise of the Warrant; and (iii) 187,500 ADSs were issued to Cornell without further consideration.

However, as of the date of this filing, the Note has not been converted and the Warrant has not been exercised. For the Note and the Warrant, our ADSs will only be issued at such time in the future as either there are conversions under the Note and or the Warrant is exercised.

Selling Shareholders

The following table provides certain information about the selling shareholders’ beneficial ownership of our ADSs as of January 23, 2006 and as adjusted to give effect to the sale of all of the ADSs being offered by this prospectus.

The number of shares that Cornell will own at any time are subject to limitation in the governing agreements for the Note and Warrant, respectively. For the Note, the agreements prohibit any conversion of the Note that would result in Cornell owning beneficially more than 4.99% of our then outstanding ADSs as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. For the Warrant, the agreements prohibit any exercise of the Warrant that would result in Cornell owning beneficially more than 4.99% of our then outstanding ADSs following such exercise as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, except within sixty (60) days of the Warrant’s expiration of December 19, 2010.

The following table identifies the selling shareholders and indicates (i) the nature of any position, office or other material relationship that each selling shareholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding ADSs owned by the selling shareholders prior to the offering, the number of shares to be offered for the selling shareholder's account and the number of shares and percentage of outstanding shares to be owned by the selling shareholder after completion of the offering.

The approximate percentage interest of each selling shareholder is based on the beneficial ownership of such selling shareholder divided by the sum of the current outstanding ADSs plus the shares issued to the selling shareholders without further consideration plus additional shares, if any, which would be issued to such selling shareholder (but not any other selling shareholder) when converting the Note. (In accordance with the Investor Registration Rights Agreement by and between us and the selling shareholders and as set forth in the “Description of Securities” section on p. 21 of this Registration Statement, 19.99% of our ADSs outstanding as of December 19, 2005 are to be registered for resale. 19.99% of 93,967,086ADSs, the total number of ADSs issued and outstanding as of December 19, 2005, equals 18,784,020 ADSs. When (x) the 250,000ADSs representing the number of shares of our ADSs to be sold, issuable to the selling shareholders upon exercise of the outstanding Warrant at an exercise price of $0.70 per share, and (y) 187,500 fully paid and nonassessable ADSs issued to the selling shareholders are subtracted from the 18,784,020 ADSs, a maximum of 18,346,520 ADSs would be issuable upon conversion of the Convertible Note). Applicable percentage of ownership is based on 93,967,086 ADSs outstanding as of December 19, 2005 together with securities issued and convertible into ADSs, for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

The percentage interest of each selling shareholder does not include the ADSs subject to the Warrant because the selling shareholders do not currently have beneficial ownership of those shares.

Note that affiliates are subject to Rule 144 and insider trading regulations and percentage computation is for form purposes only.

Name of Selling Shareholder	ADSs Beneficially Owned Before the Offering	Percent of Class of ADSs Owned Before the Offering	Maximum Number of ADSs to be Sold in this Offering (A)	ADSs Beneficially Owned After the Offering (B)	Percent of Class of Shares Owned After Offering

Cornell Capital Partners, LP (1)	18,534,020	16.47%	18,784,020	-0-	-0-

(A) Based on 93,967,086 ADSs issued and outstanding on December 19, 2005. Up to an additional 18,784,020 ADSs may be offered by Cornell Capital Partners, LP because (i) up to 18,346,520 ADSs are issuable if the Convertible Note is converted by the holder thereof. (In accordance with the Investor Registration Rights Agreement by and between us and the selling shareholders and as set forth in the “Description of Securities” section on p. 21 of this Registration Statement, 19.99% of our ADSs outstanding as of December 19, 2005 are to be registered for resale. 19.99% of 93,967,086 ADSs, the total number of ADSs issued and outstanding as of December 19, 2005, equals 18,784,020 ADSs. When (x) the 250,000 ADSs representing the number of shares of our ADSs to be sold, issuable to the selling shareholders upon exercise of the outstanding Warrant at an exercise price of $0.70 per share, and (y) 187,500 fully paid and nonassessable ADSs issued to the selling shareholders are subtracted from the 18,784,020 ADSs, a maximum of 18,346,520 ADSs would be issuable upon conversion of the Convertible Note); (ii) up to 250,000 ADSs are issuable upon exercise of the Warrant; and (iii) 187,500 were issued without further consideration.

(B) Assumes that the selling shareholders will sell all of the ADSs offered by this prospectus. We cannot assure you that the selling shareholders will sell all or any of these shares.

(1) Represents up to 18,534,020 ADSs based on (i) up to 18,346,520 ADSs issuable if the Convertible Note is converted by the holder thereof. (In accordance with the Investor Registration Rights Agreement by and between us and the selling shareholders and as set forth in the “Description of Securities” section on p. 21 of this Registration Statement, 19.99% of our ADSs outstanding as of December 19, 2005 are to be registered for resale. 19.99% of 93,967,086ADSs, the total number of ADSs issued and outstanding as of December 19, 2005, equals 18,784,020 ADSs. When (x) the 250,000 ADSs representing the number of shares of our ADSs to be sold, issuable to the selling shareholders upon exercise of the outstanding Warrant at an exercise price of $0.70 per share, and (y) 187,500 fully paid and nonassessable ADSs issued to the selling shareholder are subtracted from the 18,784,020 ADSs, a maximum of 18,346,520 ADSs would be issuable upon conversion of the Convertible Note) . Mark Angelo, as Portfolio Manager of Cornell Capital Partners, LP and President of Yorkville Advisors, LLC, Cornell Capital Partners, LP’s General Partner, has voting and investment control over the ADSs held by Cornell Capital Partners, LP.; and (ii) 187,500 ADSs that were issued to the selling shareholders without further consideration. Mark Angelo, as Portfolio Manger of Cornell Capital Partners, LP and President of Yorkville Advisors, LLC, Cornell Capital Partners, LP’s General Partner, has voting and investment control over the ADSs held by Cornell Capital Partners, LP.;  Up to 250,000 ADSs are issuable upon exercise of Cornell Capital Partners, LP’s Warrant but are not included in the second column entitled “ADSs Beneficially Owned Before the Offering” or in the third column entitled “Percent of Class of ADSs Owned Before the Offering” of the above table because Cornell does not currently have beneficial ownership of the shares. Cornell Capital Partners, LP has agreed not to convert the Convertible Note to the extent Cornell Capital Partner’s beneficial ownership of our ADSs would exceed 4.99% of our ADSs then outstanding. For the Warrant, Cornell Capital Partners has agreed not to exercise the Warrant to the extent Cornell Capital Partner’s beneficial ownership of our ADSs would exceed 4.99% of our ADSs following such exercise, except within sixty (60) days of the Warrant’s expiration date of December 19, 2010. However, in no event are we obligated in connection with the Convertible Note or the Warrant (together with the 187,500 ADSs issued to Cornell) to issue ADSs, at any time, representing an aggregate of more than 19.99% of our outstanding capital stock as of December 19, 2005 without prior approval of our Shareholders at a general meeting called for that purpose.

Plan of Distribution

In this section of the prospectus, the term "selling shareholder" means and includes: (1) the persons identified in the tables above as the selling shareholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our ADSs offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The ADSs offered by this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer such ADSs through underwriters, brokers, dealers, agents or other intermediaries. The distribution of the ADSs by the selling shareholders may be effected: in one or more transactions that may take place on the Nasdaq-CM (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq-CM; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of our ADSs.

The selling shareholders have agreed not initiate short sales of our ADSs. The selling shareholders also may lend or pledge shares of our ADSs to a broker-dealer. The broker-dealer may sell the shares of ADSs so lent, or upon a default the broker-dealer may sell the pledged ADSs pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We are not aware of any underwriter or coordinating broker acting in connection with the proposed sale of ADSs by the selling shareholders.

Although the ADSs covered by this prospectus are not currently being underwritten, the selling shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling stockholders in any offering or distribution of ADSs may be deemed "underwriters" within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Securities Act of 1934, as amended, also known as the Exchange Act, any person engaged in a distribution of ADSs offered hereby may not simultaneously engage in market making activities with respect to the ADSs for a period of up to five days preceding such distribution. The selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the ADSs offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the ADSs may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the ADSs offered hereby. However, the selling shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the ADSs offered pursuant to this prospectus.

DESCRIPTON OF SECURITIES

ADSs

We are authorized to issue 250,000,000 Ordinary Shares, 1 1/9 pence per share. As of January 23, 2006, there were 95,211,767 Ordinary Shares issued and outstanding. The holders of the Ordinary Shares are not entitled to pre-emptive or preferential rights to subscribe to any unissued stock or other securities. The shareholders are not entitled to cumulative voting rights. The Ordinary Shares are not assessable and not subject to the payment of any corporate debts. The holders of Ordinary Shares are entitled to one vote for each share on all matters submitted to the shareholders for vote. Holders are entitled to share ratably in any dividends which may be declared, from time to time, by the board of directors in its discretion, from legally available funds. If we are liquidated, dissolved, or wound up, the holders of Ordinary Shares are entitled to share pro rata all assets remaining after full payment of all liabilities. There are no conversion rights or redemption or sinking fund provisions for the Ordinary Shares.

Our Ordinary Shares are admitted for trading as American Depository Shares, also known as ADSs. Each ADS represents the right to receive one of our Ordinary Shares. ADSs are evidenced by American Depository Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary of our ADR facility in accordance with the terms of a deposit agreement between us and the Depositary.

Convertible Note

Principal Amount

As a part of our December 19, 2005 financing with Cornell, we issued a Convertible Note to Cornell in the aggregate principal amount of $2,500,000, also called the Note. The Note matures December 19, 2008.

Interest

We have the right (but not the obligation) to make monthly interest payments to Cornell in cash. The Note bears interest at an annual rate equal to ten percent (10%) for the period of one (1) year following December 19, 2005. Commencing on December 19, 2006, interest shall accrue on the outstanding principal balance at an annual rate equal to eight percent (8%). Commencing on December 19, 2007, interest shall accrue on the outstanding principal balance at an annual rate equal to seven percent (7%). Interest is calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by law.

Right of Redemption

We have the right, with three (3) business days advance written notice to redeem a portion or all amounts outstanding under the Note prior to the maturity date of December 19, 2008 only if the closing bid price (i.e. the price per share in the last reported trade of the Ordinary Shares on the Nasdaq -CM or on the exchange which the Ordinary Shares is then listed as quoted by Bloomberg, LP) is less than $0.525 at the time of the redemption notice and we pay an amount equal to the principal amount outstanding and accrued interest being redeemed, plus a redemption premium of twenty percent (20%) of the amount redeemed.

Conversion

The Note is convertible into ADSs at the option of Cornell, in whole or in part at any time and from time to time, after December 19, 2005. The number of ADSs issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding amount of the Note to be converted by (y) the conversion price. The conversion price is equal to the lesser of (a) $0.525 (also known as the Fixed Price) or (b) an amount equal to ninety five percent (95%) of the lowest volume weighted average price of the ADSs, as quoted by Bloomberg, LP, for any period of three (3) consecutive trading days during the thirty (30) trading days immediately preceding the conversion date, also known as the Discount Price, which may be adjusted pursuant to other terms of the Note. Based upon the Fixed Price, the minimum number of ADSs that may be issued on conversion of the Note is 4,761,905.

If on any conversion date: (1) the number of ADSs at the time authorized, unissued and unreserved for all purposes, or held for treasury stock, is insufficient to pay principal and interest under the Note in ADSs; (2) the ADSs are not listed or quoted for trading on the Nasdaq-CM or on a subsequent market; (3) we have failed to timely satisfy our conversion; or (4) the issuance of such ADSs would result in a violation of certain conversion restrictions, then at the option of Cornell, we, in lieu of delivering ADSs, shall deliver, within five (5) trading days of each applicable conversion date, an amount in cash equal to the product of the outstanding principal amount to be converted plus any interest due therein by dividing the conversion price and multiplied by the closing price of the stock on the date of the conversion notice.

Conversion Restrictions

Cornell may not convert the Note or receive ADSs as payment of interest to the extent such conversion or receipt of such interest payment would result in Cornell, together with any affiliates, beneficially owning in excess of 4.9% of the then issued and outstanding ADSs, including shares issuable upon conversion of, and payment of interest on, the Note held by Cornell.

In the event Cornell converts at the Discount Price, we are permitted to limit Cornell’s conversion to 1/12th of the subscription amount plus accrued interest in any thirty (30) day period. In addition, Cornell shall convert a minimum of twenty five percent (25%) of the subscription amount, along with a pro rata amount of accrued but unpaid interest, (x) before December 19, 2006, and (y) after December 19, 2006, but before December, 19 2007, respectively (such that a minimum of fifty percent (50%) of the subscription amount and a pro rata amount of accrued interest shall be converted before December 19, 2007). Any and all amount outstanding principal and accrued interest of the Note shall be converted on or before the maturity date. These mandatory conversion provisions shall be subject to the 4.9% limitation.

The agreements governing the terms of the Note contain provisions prohibiting any conversion of the Note or exercise of the Warrant at any time that would result in Cornell receiving (together with the 187,500 ADSs issued to Cornell) an aggregate of more than 19.99% of the outstanding ADSs as of December 19, 2005 as determined under Section 13(d) of the Securities Exchange Act of 1934, unless our shareholders provide prior approval at a general meeting called for that purpose. As a result, the maximum number of ADSs that may be issued on conversion of the Note is 18,346,520.

Event of Default

Upon the occurrence of certain events specified in the Note, including any Event of Default, as defined in the Note, and such Event of Default has not been cured within ten (10) calendar days after notice from Cornell to us, the full principal amount of the Note, together with interest and other amounts owing to the date of acceleration shall become at Cornell’s election, immediately due and payable in cash, provided however, Cornell may request (but shall have not obligation to request) payment of such amounts in our ADSs. If an Event of Default occurs and remains uncured, the fixed conversion price of $0.525 shall be reduced to $0.42 for so long as such Event of Default remains uncured. Cornell shall also have the right (but not the obligation) to convert the Note at any time after (x) and Event of Default or (y) the maturity date at the conversion price then in effect.

Cornell Warrant

Amount of Warrant and Exercise Price

As part of our December 19, 2005 financing with Cornell, we issued a Warrant to purchase up to 250,000 ADSs at $0.70 per share. The Warrant becomes exercisable at any time after December 19, 2005 and has an expiration date of December 19, 2010. The shares issuable upon exercise of the Warrant have been registered in this Registration Statement on Form F-3, of which this prospectus is a part.

Adjustment of Warrant Exercise Price

In case we subdivide our outstanding ADSs into a greater number or shares, the exercise price of $0.70 shall be proportionately reduced, and the number of shares subject to the Warrant shall be proportionately increased. Conversely, in case our outstanding ADSs shall be combined into a smaller number of shares, the exercise price of $0.70 for each Warrant shall be proportionately increased, and the number of shares subject to the Warrant shall be proportionately decreased.

Purchase Rights

If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any of our ADSs, also known as Purchase Rights, then Cornell will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Cornell could have acquired if Cornell had held the number of ADSs acquired upon complete exercise of the Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no record is taken, the date as of which the record holders of ADSs are to be determined for the grant, issue or sale of such Purchase Rights.

Restrictions

Cornell has agreed not to exercise the Warrant to the extent Cornell’s beneficial ownership of our ADSs would exceed 4.99% of our ADSs then outstanding following such exercise, except within sixty (60) days of the Warrant’s expiration date of December 19, 2010.

The agreements governing the terms of the Warrant contain provisions prohibiting any exercise of the Warrant or conversion of the Note at any time that would result in Cornell receiving (together with the 187,500 ADSs issued to Cornell) an aggregate of more than 19.99% of the outstanding ADSs as of December 19, 2005 as determined under Section 13(d) of the Securities Exchange Act of 1934, unless our shareholders provide prior approval at a general meeting called for that purpose.

Convertible Note and Warrant Registration

The agreements governing the terms of the Note and the Warrant provide for registration, for resale by Cornell, of up to 18,784,020 ADSs. While the number of ADSs that would be issued on conversion of the Note at the initial Fixed Price of $0.525 is 4,761,905, up to a maximum of 18,346,520 ADSs may be issued upon conversion of the Note as a result of the possible adjustments to the conversion price described above under “Convertible Note” -- “Conversion” and -- “Conversion Restrictions”. The total of 18,784,020 ADSs registered hereby represent the 187,500 ADSs issued to Cornell in connection with the Cornell financing, plus the 18,346,520 maximum number of ADSs that may be issued on conversion of the Note, plus the 250,000 ADSs that may be issued upon exercise of the Warrant. This total represents 19.99% of the 93,967,086 ADSs, outstanding on December 19, 2005. No ADSs other than the 187,500 ADSs issued to Cornell and the ADSs to be issued upon conversion of the Note and exercise of the Warrant are covered by this prospectus.

EXCHANGE CONTROLS

There is no legislative or other legal provision currently in force in England or arising under our Memorandum or Articles of Association restricting remittances to non-resident holders of our securities or affecting the import or export of capital for use by us.

TAXATION

The following discussion describes the material US Federal income tax and UK tax consequences of the purchase, ownership and disposition of our Ordinary Shares or ADSs (evidenced by American Depository Receipts, also known as ADRs, for beneficial owners:

•
who are residents of the United States for purposes of the current applicable United Kingdom/United States Income Tax Convention (either known as the Income Tax Convention or the New Income Tax Convention) and the United Kingdom/United States Estate and Gift Tax Convention (also known as the Estate and Gift Tax Convention and, together with the Income Tax Convention, known as the Conventions);

•	whose ownership of our Ordinary Shares or ADSs is not, for the purposes of the Conventions, attributable to a permanent establishment in the United Kingdom;

•	who otherwise qualify for the full benefits of the Conventions; and

•	who are US holders (as defined below).

The statements of US federal income tax and UK tax laws set out below:

•	are based on the laws in force and as interpreted by the relevant taxation authorities as at the date of this Registration Statement;

•	are subject to any changes in US law or the laws of England and Wales, in the interpretation thereof by the relevant taxation authorities, or in the Conventions, occurring after such date; and

•	are based, in part, on representations of the depositary, and assume that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

No assurance can be given that taxing authorities or the courts will agree with this analysis.

This discussion does not address all aspects of US and UK taxation that may be relevant to you and is not intended to reflect the individual tax position of any beneficial owner, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. The portions of this summary relating to US Federal taxation are based upon the US Internal Revenue Code of 1986, as amended, also known as the Code, its legislative history, existing and proposed US Treasury regulations promulgated thereunder, published rulings by the US Internal Revenue Service, also known as the IRS, and court decisions, all in effect as at the date hereof, all of which authorities are subject to change or differing interpretations, which changes or differing interpretations could apply retroactively. This summary is limited to investors who hold our Ordinary Shares or ADSs as capital assets within the meaning of Section 1221 of the Code, generally property held for investment, and this summary does not purport to deal with the US Federal or UK taxation consequences for investors in special tax situations, such as dealers in securities or currencies, persons whose functional currency is not the US Dollar, life insurance companies, tax exempt entities, financial institutions, traders in securities that elect to use a “mark-to-market” method of accounting for their securities holdings, regulated investment companies, persons holding our Ordinary Shares or ADSs as part of a hedging, integrated, conversion or constructive sale transaction or straddle or persons subject to the alternative minimum tax, who may be subject to special rules not discussed below. In particular, the following summary does not address the adverse tax treatment to you that would follow if you own, directly or by attribution, 10% or more of our outstanding voting share capital and we are classified as a “controlled foreign corporation” for US Federal tax purposes.

As used herein, the term “US holder” means a beneficial owner of our Ordinary Shares or ADSs who or which is:

•	a citizen or resident of the United States;

•	a corporation (or other entity that is treated as a corporation for US Federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to US Federal income taxation regardless of its source; or

•
a trust (1) that is subject to the supervision of a court within the United States and the control of one or more US holders as described in section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable US Treasury regulations to be treated as a US holder.

If a partnership (or an entity that is treated as a partnership for US Federal income tax purposes) holds our Ordinary Shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Ordinary Shares or ADSs or ADRs, you should consult your tax advisors.

The summary does not include any description of the tax laws of any State or local government or of any jurisdictions other than the United States and the United Kingdom that may be applicable to the ownership of our Ordinary Shares, ADSs or ADRs. You are urged to consult your own tax advisor regarding the US Federal, State, and local tax consequences to you of the ownership of our Ordinary Shares or ADSs, as well as the tax consequences to you in the United Kingdom and any other jurisdictions.

For the purposes of the Conventions and the Code, you will be treated as the owner of our Ordinary Shares represented by the ADSs evidenced by the ADRs.

Taxation of Capital Gains

United Kingdom

If you are not resident or not ordinarily resident in the United Kingdom for UK tax purposes, you will not be liable for UK tax on capital gains realized or accrued on the sale or other disposition of Ordinary Shares or ADSs unless the Ordinary Shares or ADSs are held in connection with your trade or business (which for this purpose includes a profession or a vocation) carried on in the United Kingdom through a branch or agency and the Ordinary Shares or ADSs are or have been used, held or acquired for the purposes of such trade or business or such branch or agency.

A US holder who is an individual who ceases to be resident or ordinarily resident in the United Kingdom and who disposes of Ordinary Shares or ADSs during a five year period from the date of ceasing to be UK resident or ordinarily may also be liable for UK tax on capital gains notwithstanding that the person may not be resident in the United Kingdom at the time of the disposal.

United States

Subject to the Passive Foreign Investment Company discussion below, gain or loss realized by you on the sale or other disposition of the Ordinary Shares or ADSs will be subject to US Federal income tax as capital gain or loss in an amount equal to the difference between your tax basis in the Ordinary Shares or ADSs and the amount realized on the disposition. The capital gain or loss will be long-term capital gain or loss if the US holder has held the Ordinary Shares or ADSs for more than one year at the time of the sale or exchange. A gain or loss realized by you generally will be treated as US source gain or loss for US foreign tax credit purposes.

Passive Foreign Investment Company Considerations

Generally, for US Federal income tax purposes, we will be a “passive foreign investment company”, or a “PFIC”, for any taxable year if either (1) 75% or more of our gross income is “passive” income or (2) 50% or more of the value of our assets, determined on the basis of a quarterly average, is attributable to assets that produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and rents not arising from the active conduct of a trade or business, and gains from the sale of assets that produce such income. If we are a PFIC in any taxable year that you own our Ordinary Shares or ADSs, you generally would be subject to tax at the highest ordinary income rates applicable to you and pay interest on such tax based on your holding period in the Ordinary Shares of ADSs, on (1) any gain recognized on the sale of our Ordinary Shares or ADSs and (2) any “excess distribution” paid on our Ordinary Shares or ADSs (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years). Alternatively, if we were a PFIC, you could elect to treat your Ordinary Shares or ADSs as an interest in a qualifying election fund, in which case you would be required to include in income currently your proportionate share of our earnings and profits from PFIC years regardless of whether they were actually distributed, but any gain on sale generally would be treated as capital gain. As a third alternative, you may elect to annually mark to market your Ordinary Shares or ADSs, recognizing ordinary income (or subject to limitation, ordinary loss) equal to the difference between their fair market value and adjusted basis.

Based on our current activities and assets, we do not believe that we are a PFIC, and we do not expect to become a PFIC in the foreseeable future for US Federal income tax purposes. Our belief that we are not a PFIC and our expectation that we will not become a PFIC in the future are based on our current and planned activities, and may change in the future. The determination of whether we are a PFIC is made annually. Accordingly, it may be possible that we will become a PFIC in the current or any future year due to changes in our asset or income composition.

UK Inheritance and Gift Tax

If you are an individual domiciled in the United States and are not a national of the United Kingdom for the purposes of the Estate and Gift Tax Convention, any Ordinary Share or ADS beneficially owned by you will not be subject to UK inheritance tax on your death or on a gift made by you during your lifetime, provided that any applicable US Federal gift or estate tax liability is paid, except where the Ordinary Share or ADS is part of the business property of your UK permanent establishment or pertains to your UK fixed base used for the performance of independent personal services. The Estate and Gift Tax Convention generally provides for tax paid in the United Kingdom to be credited against tax payable in the United States, based on priority rules set out in that Convention, in the exceptional case where an Ordinary Share or ADS is subject to both UK inheritance tax and US Federal gift or estate tax. Where the Ordinary Shares or ADSs have been placed in trust by a settlor who, at the time of the settlement, was a US holder, the Ordinary Shares or ADSs will generally not be subject to UK inheritance tax if the settlor, at the time of the settlement, was domiciled in the United States for the purposes of the Estate and Gift Tax Convention and was not a national of the United Kingdom.

US Gift and Estates Taxes

If you are an individual US holder, you will be subject to US gift and estate taxes with respect to the Ordinary Shares or ADSs in the same manner and to the same extent as with respect to other types of personal property.

UK Stamp Duty and Stamp Duty Reserve Tax

Subject to certain exemptions, stamp duty will be charged at the rate of 1.5% rounded up to the nearest £5, or there will be a charge to the stamp duty reserve tax at the rate of 1.5% on the amount or value of the consideration paid, or in some circumstances the issue price or open market value, on a transfer or issue of Ordinary Shares to, or to a nominee for, a person whose business is or includes the issuing of depositary receipts. The stamp duty reserve tax on the deposit of Ordinary Shares with the depositary will be payable by the person depositing those Ordinary Shares. Where stamp duty reserve tax is charged on a transfer of Ordinary Shares and ad valorem stamp duty is chargeable on the instrument effecting the transfer, the amount of the stamp duty reserve tax charged is an amount equal to the excess, if any, of the stamp duty reserve tax charge due on the transfer after the deduction of the stamp duty paid.

You will not be entitled to a foreign tax credit with respect to any UK stamp duty or stamp duty reserve tax, but may be entitled to a deduction subject to applicable limitations under the Code. You are urged to consult your own tax advisors regarding the availability of a deduction under their particular circumstances.

Transfers of ADRs

UK stamp duty will only be payable on an instrument transferring an ADR or on a written agreement to transfer an ADR where (i) the instrument of transfer is executed in the United Kingdom or (ii) there is any matter to be done to perfect the transfer in the UK or (iii) the document is brought into the UK. In these cases the transfer of an ADR could, depending on the circumstances, attract a charge to ad valorem stamp duty at the rate of 0.5% of the value of the consideration (rounded up to the nearest £5) plus interest and penalties if not stamped within 30 days of execution.

No stamp duty reserve tax will be payable in respect of an agreement to transfer an ADR, whether made in or outside the United Kingdom.

Where no sale is involved and no transfer of beneficial ownership has occurred, a transfer of Ordinary Shares by the depositary or its nominee to the holder of an ADR upon cancellation of the ADR is subject to UK stamp duty of GBP5 per instrument of transfer.

Issue and Transfer of Ordinary Shares in Registered Form

Except in relation to persons whose business is or includes the issue of depositary receipts of the provision of clearance services or their nominees, the allotment and issue of Ordinary Shares by us will not normally give rise to a charge to UK stamp duty or stamp duty reserve tax.

Transfers of Ordinary Shares, as opposed to ADRs, will attract ad valorem stamp duty normally at the rate of 0.5% of the value of the consideration (rounded up to the nearest GBP5). A charge to stamp duty reserve tax, normally at the rate of 0.5% of the consideration, arises, in the case of an unconditional agreement to transfer Ordinary Shares, on the date of the agreement, and in the case of a conditional agreement the date on which the agreement becomes unconditional.

Information Reporting and Backup Withholding

Payments that relate to the Ordinary Shares or ADSs that are made in the United States or by a US related financial intermediary will be subject to information reporting. Information reporting generally will require each paying agent making payments, which relate to an Ordinary Share or ADS, to provide the IRS with information, including the beneficial owner’s name, address, taxpayer identification number, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts are all exempt from reporting requirements.

If you are a depositary participant or indirect participant holding Ordinary Shares or ADSs on behalf of a beneficial owner, or paying agent making payments for an Ordinary Share or ADS, you may be required to backup withhold, as a backup against the beneficial owner’s US Federal income tax liability, a portion of each payment of dividends on our Ordinary Shares or ADSs in the event that the beneficial owner of an Ordinary Share or ADS:

•	fails to establish its exemption from the information reporting requirements;

•	is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law; or

•	under-reports its tax liability.

This backup withholding tax is not an additional tax and may be credited against US Federal income tax liability if the required information is furnished to the IRS.

Taxation of Dividends

We have not included a detailed discussion of the tax consequences to holders of Ordinary Shares or ADSs of the payment of dividends in light of the Company’s present inability to pay dividends. As noted above, pursuant to the English Companies Act of 1985 a company may not pay a dividend while it has an accumulated deficit. As of November 30, 2005, our accumulated deficit was $42,419,000.

Under current UK domestic law, if it becomes possible for a dividend to be paid, no UK withholding tax would be payable in respect of such dividend.

LIMITATIONS ON RIGHTS TO OWN SECURITIES

There are no limitations imposed by English law or our memorandum or articles of association on the right to own our ADSs, Note or Warrant, including the rights of non-residents or foreign persons to hold or vote ADSs (other than would generally apply to our shareholders) or to hold our Note or Warrant.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Ordinary Shares to be issued in this offering will be passed upon for us by our legal counsel Brown Rudnick Berlack Israels LLP.

EXPERTS

The financial statements incorporated by reference in this Prospectus have been audited by BDO Stoy Hayward LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	$482.00
Edgarization fees and expenses	$500.00
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$3,601.40
Total	$19,583.40

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in England. Most of our executive officers and directors and the experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see “Risk Factors— [I]t may not be possible to effect service of process within the United States upon such persons or to enforce against such persons or us any judgments of United States courts predicated upon the civil liability provisions of the securities or other laws of the United States.”

We obtained all the approvals and permits required under applicable law for the distribution of the securities and for the publication of this prospectus. The securities are not being distributed in any jurisdiction where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Foreign Private Issuer

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, also known as the Exchange Act, as applicable to foreign private issuers. Accordingly, we file annual and current reports and other information with the Securities and Exchange Commission, also known as the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference room at 100 F Street, NE, Washington, DC 20549 USA. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Documents filed with the SEC are also available on our website (http://www.futuremedia.co.uk).

  A copy of this prospectus and the documents filed as exhibits (see list below), are available for inspection at our offices at Nile House, Nile Street, Brighton, East Sussex BNI IHW, England.

We customarily solicit proxies by mail; however, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

Form F-3 Registration Statement

We have filed with the SEC a Registration Statement on Form F-3 under the Securities Act with respect to the resale of ADSs issued to the selling shareholders. This prospectus, which is part of the Registration Statement, does not contain all of the information that you can find in the Registration Statement. Some parts of the Registration Statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. The statements we make in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, you should refer to the exhibit for a more complete description of the matter involved. The Registration Statement may be read and copied at the SEC’s public reference rooms as indicated above.

Incorporation of Information by Reference

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. We incorporate by reference the documents listed below, all of which are being delivered to you as part of this prospectus.

We incorporate by reference into this prospectus the following documents:

•	Our Annual Report on Form 20-F for the fiscal year ended April 30, 2005, filed with the SEC on August 4, 2005.

•	Our Report on Form 6-K relating to the announcement of board and senior management appointments at our Swedish subsidiary Open Training, filed with the SEC on August 9, 2005.

•	Our Report on Form 6-K relating to the possible offer for Epic Group plc, filed with the SEC on August 12, 2005.

•	Our Report on Form 6-K relating to our decision to not make an offer for Epic Group, plc, filed with the SEC on August 19, 2005.

•	Our Report on Form 6-K relating to our appointment of Jeremy Spencer as Vice-President Sales and Marketing, filed with the SEC on August 22, 2005.

•	Our Report on Form 6-K relating to our announcement of first quarter results for Fiscal 2006, filed with the SEC on September 7, 2005.

•	Our Report on Form 6-K relating to our announcement of second quarter results for Fiscal 2006, filed with the SEC on December 8, 2005.

•
Our Report on Form 6-K relating to securing of a $10 million financing commitment to fund the acquisition of EBC and continued expansion and relating to a change in our financial management, filed with the SEC on December 20, 2005.

•	Our Report on Form 6-K relating to expected annualized cost savings of approximately GBP 400,000 ($700,000), filed with the SEC on January 10, 2006.

•	Our Report on Form 6-K relating to the extension of agreement to acquire EBC, filed with the SEC on January 13, 2006.

•	Our Report on Form 6-K relating to a notice received from Nasdaq, filed with the SEC on January 18, 2006.

•	Our Report on Form 6-K relating to our unaudited consolidated financial statements for the six month period ended October 31, 2005, filed with the SEC on January 26, 2006.

•	Our Report on Form 6-K relating to our receipt of a Nasdaq notice of non-compliance and our intent to appeal, filed with the SEC on February 16, 2006.

•	Our Report on Form 6-K relating to our hearing before a Nasdaq Listing Qualifications Panel, filed with the SEC on March 9, 2006.

•	Our Report on Form 6-K announcing our appointment of Stuart Pembery as Vice President, Managed Benefits, filed with the SEC on March 17, 2006.

•
The description of our securities contained in our Registration Statement on Form F-1, File No. 33-63994, as amended, filed with the SEC on June 3, 1993 and any amendment or report filed for the purpose of updating that description.

•
All documents filed by us with the Securities and Exchange Commission on Form 20-F pursuant to the Securities Exchange Act of 1934, after the date of this prospectus and before termination of this offering.

We may also incorporate any Form 6-K subsequently submitted by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, after the date of this prospectus and before termination by identifying in such Form 6-K that such Form 6-K is being incorporated by reference into this Form F-3.

You may request, at no cost, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:

Nile House, Nile Street
Brighton
East Sussex BNI IHW
England
Attention: Stephen Oliver, Interim Chief Financial Officer, Telephone: +44 (0) 1273 829700.

The Resale of up to 18,784,020 Shares of Ordinary Shares, as Evidenced by American Depositary Shares,
as Evidenced by American Depositary Receipts
Offered by
Selling Shareholders

.

PROSPECTUS

[_____], 2006

We have not authorized anyone to provide you with information different form that contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, our ADSs only in jurisdictions were offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our ADSs.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have provisions in our Memorandum and Articles of Association (the “Articles”) which provide that our directors, executive directors, auditors, secretary and other officers shall, to such extent as may for the time being be permitted by law, be indemnified and held harmless out of our assets from and against any loss they may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty, except such loss they may incur through their own negligence, default, breach of duty or breach of trust. In addition, the Articles provide that we may purchase and maintain insurance on or for the benefit of any person who is or at any time was a director, officer, employee or auditor of ours for liabilities incurred in connection with their service to us.

The relevant provisions of the Companies Act 1985 of the United Kingdom are sections 309A — C, 337A and 727.

Sections 309A — C state that, any provision to exempt to any extent a director from liability for negligence, default, breach of duty or trust by him in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision.

An indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him or where the court refuses to grant him relief under an application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or its power under section 727 (described below). Any qualifying third party indemnity in force for the benefit or one or more directors of the company must be disclosed in the directors’ annual report.

Section 337A provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or section 727 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against him or the court refuses to grant the relief on the application.

Section 727 provides that:

(1)
If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)
If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

(i)	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(ii)	when any act or omission of the company is or would be so prejudicial.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

We have also entered into indemnification agreements with each of our directors. The indemnification agreements are intended to provide the maximum protection permitted by England and Wales with respect to indemnification of directors. We may also enter into similar agreements with certain of our officers who are not also directors. The effect of these provisions is to permit indemnification by us for liabilities arising under the Securities Act of 1933, as amended. We also maintain directors’ and officers’ liability insurance.

ITEM 9. EXHIBITS

Exhibit Number	Description of Document
4.1*
Form of Securities Purchase Agreement (the “Cornell Securities Purchase Agreement”) dated December 19, 2005 by and between the Registrant and Cornell Capital Partners, LP, (previously filed as Exhibit 2 to the Registrant’s Form 6-K, filed on December 20, 2005, File No. 000-21978).

4.2*
Form of Investor Registration Rights Agreement (the “Cornell Registration Rights Agreement”) dated December 19, 2005 by and between the Registrant and Cornell Capital Partners, LP (previously filed as Exhibit 3 to the Registrant’s Form 6-K, filed on December 20, 2005, File No. 000-21978).

4.3*
Form of Convertible Note due December 19, 2008 issued in connection with the Cornell Securities Purchase Agreement (previously filed as Exhibit 4 to the Registrant’s Form 6-K, filed on December 20, 2005, File No. 000-21978 ).

4.4*
Form of Warrant with an issuance date of December 19, 2005 issued in connection with the Cornell Securities Purchase Agreement (previously filed as Exhibit 5 to the Registrant’s Form 6-K filed on December 20, 2005, File no. 000-21978).

4.5*
Form of Escrow Agreement dated December 19, 2005 by and between the Registrant, Cornell Capital Partners, LP and David Gonzalez, Esq. as Escrow Agent in connection with the Cornell Securities Purchase Agreement (previously filed as Exhibit 4.5 to the Registrant’s Amendment No. 1 to Form F-3, filed on March 2, 2006, File No. 333-131314).

5.1*	Legal Opinion of Brown Rudnick Berlack Israels LLP (previously filed as Exhibit 5.1 to the Registrant’s Form F-3, filed on January 27, 2006, File No. 333-131314 (the “Cornell F-3”)).

23.1	Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2*	Consent of Brown Rudnick Berlack Israels LLP (previously filed and included in Exhibit 5.1 to the Registrant’s Cornell F-3).

24.1*	Power of Attorney (previously filed as Exhibit 24.1 to the Registrant’s Cornell F-3).

________
*Not filed herewith. In accordance with Rule 411 promulgated under the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.

ITEM 10. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C of the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to this offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant, of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 2 to Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Brighton, East Sussex, England on March 20, 2006.

FUTUREMEDIA PLC

By:	/s/ Leonard M. Fertig
Leonard M. Fertig
Chief Executive Officer and Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board of Directors and Director	March 20, 2006
Jan Vandamme

/s/ Leonard M. Fertig	Chief Executive Officer (Principal Executive Officer) and Director	March 20, 2006
Leonard M. Fertig

*	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	March 20, 2006
Stephen Oliver

*	Company Secretary	March 20, 2006
Peter Machin

*	Director	March 20, 2006
Michael Pilsworth

*	Director and Authorized Representative in the United States	March 20, 2006
John Schwallie

*	Director	March 20, 2006
Michiel Steel

*By: /s/ Leonard M. Fertig	Attorney-in-Fact	March 20, 2006
Leonard M. Fertig

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1*
Form of Securities Purchase Agreement (the “Cornell Securities Purchase Agreement”) dated December 19, 2005 by and between the Registrant and Cornell Capital Partners, LP, (previously filed as Exhibit 2 to the Registrant’s Form 6-K, filed on December 20, 2005, File No. 000-21978).

4.2*
Form of Investor Registration Rights Agreement (the “Cornell Registration Rights Agreement”) dated December 19, 2005 by and between the Registrant and Cornell Capital Partners, LP (previously filed as Exhibit 3 to the Registrant’s Form 6-K, filed on December 20, 2005, File No. 000-21978 ).

4.3*
Form of Convertible Note due December 19, 2008 issued in connection with the Cornell Securities Purchase Agreement (previously filed as Exhibit 4 to the Registrant’s Form 6-K, filed on December 20, 2005, File No. 000-21978).

4.4*
Form of Warrant with an issuance date of December 19, 2005 issued in connection with the Cornell Securities Purchase Agreement (previously filed as Exhibit 5 to the Registrant’s Form 6-K, filed on December 20, 2005, File No. 000-21978).

4.5*
Form of Escrow Agreement dated December 19, 2005 by and between the Registrant, Cornell Capital Partners, LP and David Gonzalez, Esq. as Escrow Agent in connection with the Cornell Securities Purchase Agreement (previously filed as Exhibit 4.5 to the Registrant’s Amendment No. 1 to Form F-3, filed on March 2, 2006, File No. 333-131314).

5.1*	Legal Opinion of Brown Rudnick Berlack Israels LLP (previously filed as Exhibit 5.1 to the Registrant’s Form F-3, filed on January 27, 2006, File No. 333-131314 (the “Cornell F-3”)).

23.1	Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2*	Consent of Brown Rudnick Berlack Israels LLP (previously filed and included in Exhibit 5.1 to the Registrant’s Cornell F-3).

24.1*	Power of Attorney (previously filed as Exhibit 24.1 to the Registrant’s Cornell F-3).

________
*Not filed herewith. In accordance with Rule 411 promulgated under the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.